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EXHIBIT 4.6

        THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE LAW OR REGULATION OF ANY STATE AND IS NOT TRANSFERABLE EXCEPT UPON THE CONDITIONS SPECIFIED IN SECTION 6(A) OF THIS WARRANT.

UBIQUITEL INC.
WARRANT

Issue Date:    February 26, 2003
Void After:    December 31, 2008

This Warrant has been issued pursuant to the Purchase Agreement dated as of February 14, 2003 (the "Purchase Agreement") among UbiquiTel Inc. (the "Company"), UbiquiTel Operating Company, and the Purchasers listed therein, and this Warrant and the shares of Common Stock issuable upon exercise hereof (the "Warrant Shares") shall be subject to, and entitled to the benefits of, the Purchase Agreement.

        THIS CERTIFIES that, for value received,                        (the "Holder"), is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase from the Company, at the Exercise Price per share determined as provided herein, up to                        fully paid and nonassessable shares of the Company's Common Stock, par value $0.0005 per share (the "Common Stock").

        1.    Definitions.

        Terms used herein but not defined herein shall have the meanings assigned to such terms in the Purchase Agreement. As used herein the following terms, unless the context otherwise requires, shall have for all purposes hereof the following meanings:

          "Current Market Price" means, in respect of the Common Stock on any date herein specified, the average of the daily closing prices for the thirty (30) consecutive trading days commencing forty-five (45) trading days before such date. The closing price for each day shall be the last reported sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the principal national securities exchange or the NASDAQ National Market or the NASDAQ SmallCap Market on which the Company's Common Stock is listed or admitted to trading, or if the Company's Common Stock is not listed or admitted to trading on any national securities exchange or the NASDAQ National Market or the NASDAQ SmallCap Market, the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers Inc. Automated Quotation System, or comparable system. If the closing price cannot be so determined, then the Current Market Price shall be determined (x) by the written agreement of the Company and the Holder, or (y) in the event that no such agreement is reached within twenty (20) days after the event giving rise to the need to determine the Current Market Price, by the agreement of two arbitrators, one of whom shall be selected by the Company and the other of whom shall be selected by the Holder.

          "Registration Rights Agreement" shall mean that certain registration rights agreement among the Company and the holders of the Warrants issued under the Purchase Agreement dated as of February 14, 2003.

        2.    Exercise Period.    The purchase rights represented by this Warrant are exercisable by the Holder, in whole or in part, at any time from time to time during the exercise period, which shall commence on February 26, 2003 (the "Issue Date") and shall end at 5:00 p.m. Eastern Standard time on December 31, 2008 (the "Exercise Period"); provided, however, in the event this Warrant on the Issue Date is subject to the approval of the Company's stockholders by reason of any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Common Stock is then listed or quoted, the Exercise Period shall be automatically deferred unless and until such stockholder approval is obtained and upon obtaining such stockholder approval, the Exercise Period shall automatically commence on the date of such approval (it being understood and agreed that the Company shall forthwith give written notice to the Holder of any such commencement in accordance with Section 10 hereof). Assuming stockholder approval as described in the proviso to the preceding sentence is obtained, if the purchase rights represented by this Warrant have not been exercised by the Holder in full as of December 31, 2008, this Warrant shall be deemed exercised in full as of such date pursuant to a Cashless Exercise (as defined below), except that delivery of this Warrant shall not be required, and this Warrant shall be deemed canceled upon such a deemed exercise.

        3.    Exercise Price.    The price per share at which this Warrant may be exercised (the "Exercise Price") shall initially be $0.01.

        4.    Exercise of Warrant.    During the Exercise Period, this Warrant may be exercised, in whole or in part and from time to time, by the surrender of this Warrant and the Notice of Exercise annexed hereto duly executed at the principal office of the Company (or such other office or agency of the Company as it may designate) and upon payment of the Exercise Price of the shares thereby purchased (the aggregate of the Exercise Price for all shares to be exercised being referred to herein as the "Purchase Price"). Payment of the Purchase Price may be made (i) by check or bank draft payable to the order of the Company, (ii) by wire transfer to the account of the Company, or (iii) by delivery of this Warrant with instructions that the Company retain as payment of the Purchase Price the number of Warrant Shares remaining after distributing to the Holder the number of shares determined by the formula in the next sentence (a "Cashless Exercise"). In the event of a Cashless Exercise, the Holder shall receive the number of Warrant Shares determined by multiplying the number of Warrant Shares for which the Cashless Exercise is made by a fraction, the numerator of which shall be the difference between the then Current Market Price per Warrant Share and the Exercise Price, and the denominator of which shall be the then Current Market Price per share of Common Stock. The remaining Warrant Shares for which the Cashless Exercise has been made shall be deemed to have been paid by the Holder as the Exercise Price. Upon exercise, the Holder shall be entitled to receive, promptly after payment in full, one or more certificates, issued in the Holder's name or in such name or names as the Holder may direct, subject to the limitations on transfer contained herein, for the number of shares of Common Stock so purchased. The shares so purchased shall be deemed to be issued as of the close of business on the date on which this Warrant shall have been exercised.

        5.    Antidilution Adjustments.

            5.1    Adjustment of Exercise Price.    The Exercise Price shall be subject to adjustment, from time to time, as follows:

            (a)    Adjustments for Stock Dividends, Recapitalizations, Etc.    In case the Company shall, after the Issue Date, (i) pay a stock dividend or make a distribution (on or in respect of its Common Stock) in shares of its Common Stock, (ii) subdivide the outstanding shares of its Common Stock, (iii) combine the outstanding shares of its Common Stock into a smaller number of shares, or (iv) issue by reclassification of shares of its Common Stock, any shares of capital stock of the Company, then, in any such case, the current Exercise Price in effect immediately prior to such action shall be adjusted to a price such that if the Holder was to exercise this Warrant in full immediately after such action, such Holder would be entitled to receive the number of shares of capital stock of the Company which Holder would have owned immediately following such action had such Warrant been exercised immediately prior thereto (with any record date requirement being deemed to have been satisfied), and, in any such case, such Exercise Price shall thereafter be subject to further adjustments under this Section 5. An adjustment made pursuant to this subsection (a) shall become effective retroactively immediately after the record date in the case of a dividend or distribution and after the effective date in the case of a subdivision, combination or reclassification.

            (b)    Distribution of Assets.    In case the Company shall declare and make any distribution of its assets (including cash and evidence of indebtedness) to holders of Common Stock as a dividend, by way of return of capital or otherwise, then the Holder shall be entitled upon exercise of this Warrant for the purchase of any or all of the Warrant Shares, to receive the amount of such assets which would have been payable to the Holder had the Holder been the holder of such shares of Common Stock subject to such exercise on the record date for the determination of stockholders entitled to such distribution.

            5.2    Company's Consolidation or Merger.    If the Company shall at any time consolidate with or merge with or into another Person, or the Company shall sell, transfer or lease all or substantially all of its assets, or the Company shall change its Common Stock into property or other securities, then, in any such case, the Holder shall thereupon (and thereafter) be entitled to receive, upon the exercise of such Warrant, in whole or in part, the securities or other property to which (and upon the same terms and with the same rights as) the Holder would have been entitled if such exercise had occurred immediately prior to such consolidation or merger, such sale of assets or such change (with any record date requirement being deemed to have been satisfied), and such conversion rights shall thereafter continue to be subject to further adjustments under this Section 5.2. The Company shall take such steps in connection with such consolidation or merger, such sale of assets or such change as may be necessary to assure such Holder that the provisions of this Warrant and the Purchase Agreement (including, without limitation, Section 14 of the Purchase Agreement) shall thereafter be applicable in relation to any securities or property thereafter deliverable upon the exercise of the Warrant, including, but not limited to, obtaining a written obligation to supply such securities or property upon such exercise and to be so bound by the Warrant.

            5.3    Notice to Holders.

        In case at any time

              (i)  the Company shall take any action which would require an adjustment in the current Exercise Price pursuant to Section 5.1; or

            (ii)  there shall be any reorganization, reclassification or change of the Company's Common Stock (other than a change in par value or from par value to no par value or from no par value to par value), or any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or any sale, transfer or lease of all or substantially all of the assets of the Company; or

            (iii)  there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, in any one or more of such cases, the Company shall give written notice to the Holder, not less than twenty (20) days before any record date or other date set for definitive action, of the date on which such action, distribution, reorganization, reclassification, change, sale, transfer, lease, consolidation, merger, dissolution, liquidation or winding-up shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of any such action (to the extent such effect may be known at the date of such notice) on the current Exercise Price and the kind and amount of the shares and other securities and property deliverable upon exercise of the Warrant. Such notice shall also specify any date as of which the holders of the Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon any such reorganization, reclassification, change, sale, transfer, lease, consolidation, merger, dissolution, liquidation or winding-up, as the case may be.

        6.    Transfer.

            (a)    Exercise or Transfer Without Registration.    The Holder agrees not to transfer this Warrant except in accordance with Section 14 of the Purchase Agreement.

            (b)    Registration Rights.    The Holder is entitled to the benefits of the Registration Rights Agreement with respect to registration of the Warrant Shares under the Securities Act.

        7.    Further Covenants of the Company.

            (a)    Reservation of Stock.    The Company shall at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, that number of Warrant Shares from time to time issuable upon the exercise of this Warrant.

            (b)    No Liens.    All Warrant Shares that are issued upon the exercise of this Warrant shall be fully paid, nonassessable, and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

            (c)    Fractional Shares.    No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but the Company shall pay a cash adjustment in respect of any fraction of a share which would otherwise be issuable in an amount equal to the same fraction of the highest market price per share of Common Stock on the day of exercise, as determined by the Company.

        8.    Loss, Theft, Destruction or Mutilation of Warrant.    Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new warrant of like tenor and dated as of the date of such cancellation in lieu of this Warrant.

        9.    Rights; Remedies.    The Holder shall not be entitled to any of the rights or benefits under this Warrant until commencement of the Exercise Period. The Company stipulates that the remedies at law of the Holder in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not adequate and may be enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

        10.    Miscellaneous.    All notices, certificates and other communications from or at the request of the Company to the Holder shall be mailed by overnight, first class, registered or certified mail, postage prepaid, to such address as may have been furnished to the Company in writing by the Holder. This Agreement and any of the terms hereof may be changed, waived, discharged or terminated subject to and in accordance with, Section 10 of the Purchase Agreement. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware. The headings in this Agreement are for reference only and shall not limit or otherwise affect any of the terms hereof.

        IN WITNESS WHEREOF, the Company has caused this Warrant to be executed in its corporate name by its duly authorized officer and to be dated as of the issue date set forth on the first page of this Warrant.

UBIQUITEL INC.
By:
Name: Donald A. Harris Title: President and CEO
Attest:
Secretary

NOTICE OF EXERCISE OF WARRANT

TO: UBIQUITEL INC.

        (            ) Pursuant to the terms of the attached Warrant, the undersigned hereby elects to purchase                        shares of Common Stock of UbiquiTel Inc. (the "Company"), and tenders herewith payment of the Exercise Price of such shares in full.

        (            ) Pursuant to the terms of the attached Warrant, the undersigned hereby elects to make a Cashless Exercise as provided for in Section 4 of such Warrant with respect to                        Warrant Shares.

        (Check and complete the appropriate paragraph)

        Please issue a certificate or certificates representing said shares of Common Stock, in the name of the undersigned or in such other name(s) as is/are specified immediately below or, if necessary, on an attachment hereto:

Name	Address

DATE:	HOLDER:

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NOTICE OF EXERCISE OF WARRANT